EXHIBIT 2.3

INTERCREDITOR AGREEMENT

dated September 12, 2003

among

WORLD FINANCIAL NETWORK NATIONAL BANK

SPECIALTY RETAILERS (TX) LP,

STAGE STORES, INC.,

and

FLEET RETAIL FINANCE INC.,

as Bank Agent

INTERCREDITOR AGREEMENT

INTERCREDITOR AGREEMENT dated as of September 12, 2003, by and among WORLD FINANCIAL NETWORK NATIONAL BANK ("World"),, SPECIALTY RETAILERS (TX) LP, a Texas limited partnership ("SRLP"); STAGE STORES, INC., a Nevada corporation ("Parent"); and FLEET RETAIL FINANCE INC., in its separate capacity as agent (the "Bank Agent"), for the Secured Parties (as defined in the Credit Agreement referred to below).

PRELIMINARY STATEMENTS

    World Financial Network National Bank, a national banking association ("World"), as a Buyer, has entered into a Credit Card Portfolio Purchase and Sale Agreement (the "Purchase Agreement") dated May 21, 2003 with the Parent, SRLP, Granite National Bank and Stage Receivable Funding LP, as Seller, pursuant to which World has agreed to purchase certain private label credit card accounts under the names of Stage, Bealls, and Palais Royal and the receivables related thereto owned by the Parent and its affiliates.
    World, the Parent, and SRLP have entered into a certain Private Label Credit Card Program Agreement dated as of May 21, 2003 (the "Program Agreement") pursuant to which World has agreed to extend credit to qualifying individuals in the form of private label-open ended credit card accounts for the purchase of goods and services from SRLP and the Parent and to issue credit cards to such individuals.
    SRLP, Parent, certain financial institutions, Fleet National Bank, as Issuing Bank, and the Bank Agent, among others, are parties to a Credit Agreement dated as of August 21, 2003 (as amended, supplemented, modified, restated, replaced or refinanced from time to time, with the same or a different group of lenders, issuing banks or bank agents, the "Credit Agreement").
    To secure their obligations under the Credit Agreement and the other Bank Loan Documents (as hereinafter defined), SRLP and Parent, among others, have granted to the Bank Agent, for the benefit of the Lender Parties, a security interest in certain collateral, including but not limited to, the Private Label Assets (as hereinafter defined) and proceeds thereof, pursuant to the Bank Collateral Documents (as hereinafter defined).
    The parties hereto have agreed to enter into this Agreement to set forth provisions regarding the release of the Bank Agent's security interest in the Private Label Assets and the allocation of priorities in, and the enforcement of remedies with respect to, the Stage Proceeds and with respect to the Collateral (as hereinafter defined).

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed as follows:

ARTICLE I

DEFINITIONS

Defined Terms. As used in this Agreement, the following capitalized terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined). All terms defined by reference to the Credit Agreement shall mean the definitions in effect as of the date hereof (without giving effect to future amendments thereto), a copy of which Credit Agreement dated August 21, 2003 was provided by the Bank Agent to World on September 10, 2003.

"Account" shall mean each individual open end revolving line of credit established by World in favor of any Person pursuant to a Credit Card Agreement between World and such Person.

"Agreement" shall mean this Intercreditor Agreement, as the same may be amended, supplemented or otherwise modified from time to time.

"Bank Claim" means all "Obligations" of any "Loan Party" (as such terms are defined in the Credit Agreement) under the Credit Agreement.

"Bank Collateral" has the meaning specified for the term "Collateral" in the Credit Agreement.

"Bank Collateral Documents" has the meaning specified for the term "Security Documents" in the Credit Agreement.

"Bank Loan Documents" has the meaning specified for the term "Loan Documents" in the Credit Agreement.

"Blocked Accounts" has the meaning specified in the Credit Agreement.

"Borrower" has the meaning specified in the Credit Agreement.

"Business Day" means any day excluding Saturday, Sunday, any day which is a legal holiday under the laws of the Commonwealth of Massachusetts or the State of Ohio or any other day on which banking institutions located in such states are required to be closed; provided, however, only as to the Parent and SRLP, that when making reference to a Eurodollar Loan (as defined in the Credit Agreement) (including the making, continuing, prepaying or repaying of any Eurodollar Loan), the term "Business Day" shall also exclude any day in which banks are not open for dealings in deposits of United States dollars on the London interbank market or such other Eurodollar interbank market as may be selected by the Bank Agent in its sole discretion acting in good faith.

"Cash Dominion Event" has the meaning specified in the Credit Agreement.

"Credit Card Agreement" shall mean the open end revolving credit agreement between a Person and World governing such Person's Account entered into under the Program, as such agreement may be amended, modified or supplemented from time to time.

"Collateral" means all Bank Collateral which does not constitute Private Label Assets.

"Collections" means, with respect to any Private Label Asset, all cash collections and other cash proceeds of such Private Label Asset. In no event shall "Collections" include Stage Proceeds..

"DDAs" has the meaning specified in the Credit Agreement.

"Excluded Assets" means all Receivables assigned to SRLP or any of its affiliates in accordance with the terms of the Purchase Agreement or Program Agreement, as applicable.

"FRF Concentration Account" has the meaning specified in the Credit Agreement, being Account No. 9392853475 at Fleet National Bank.

"Issuing Bank" has the meaning specified in the Credit Agreement.

"Lender(s)" has the meaning specified in the Credit Agreement.

"Lender Party" means the Secured Parties (as defined in the Credit Agreement).

"Obligor" shall mean a Person obligated to make payments with respect to a receivable arising under an Account pursuant to a Credit Card Agreement.

"Person" means an individual, corporation, trust (including a business trust), joint-stock company, limited liability company, unincorporated organization, association, partnership, joint venture, governmental authority or any other entity.

"Private Label Assets" means all (a) Purchased Assets, (b) all rights to payment on account of Receivables as defined under the Program Agreement, the Purchase Agreement or any Credit Card Agreement, (c) all credit cards issued under the Program, (d) the customer information obtained under the Program, (e) the right to process the Private Label Assets, (f) all documentation associated with or related to the Private Label Assets, (g) all Credit Card Agreements, and (h) all Collections.

"Program" means the private label credit card program established by World for the Parent and SRLP under the terms of the Program Agreement.

"Purchased Assets" means (a) all Receivables now owned or hereafter existing, (i) sold by SRLP to World under and pursuant to the terms of the Purchase Agreement, or (ii) hereafter arising under a Credit Card Agreement (in each case, to the extent not an Excluded Asset), and (b) the private label credit card accounts established by Granite National Bank and transferred to World under the terms of the Purchase Agreement or the Program Agreement, as applicable.

"Receivable" shall mean any account or general intangible representing the indebtedness of an Obligor under a Credit Card Agreement arising in an Account from a sale of merchandise or services by the Parent or its affiliates or a cash advance, and includes the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto.

"Required Lenders" has the meaning specified in the Credit Agreement.

"Returned Goods" means all right, title and interest of SRLP in and to goods and/or merchandise the sale of which gave rise to a Receivable, which are returned to, repossessed by, or foreclosed upon by SRLP. "Returned Goods" does not include any right, title or interest of World in and to goods and/or merchandise the sale of which gave rise to a Receivable, which are returned to, repossessed by, or foreclosed upon by World.

"SRLP Retained Receivables" means any Receivables other than Private Label Assets owned by World and includes any Excluded Assets.

"Stage Proceeds" means all amounts due and payable to SRLP, the Parent or any of their affiliates in accordance with the terms of the Purchase Agreement or the Program Agreement, as applicable, including, but not limited to, the purchase price or the net proceeds due to SRLP, the Parent or such affiliate under such agreements.

"UCC" means the Uniform Commercial Code as from time to time in effect in the applicable jurisdictions.

ARTICLE II

INTERCREDITOR PROVISIONS

SECTION 2.01 Distribution of Proceeds.

      Until the occurrence of a Cash Dominion Event, all proceeds of Collateral and Private Label Assets received by SRLP shall be distributed as required under the Bank Loan Documents, the Purchase Agreement or the Program Agreement, as applicable. Without limiting the generality of the foregoing, until the occurrence of a Cash Dominion Event, all Stage Proceeds shall be distributed to SRLP.
      After the Bank Agent furnishes written notice to SRLP and World of the occurrence of a Cash Dominion Event, all proceeds of Collateral and Private Label Assets shall be distributed in accordance with the following procedure:
        All collections and proceeds of the Collateral shall be paid or delivered to the Bank Agent for application to the Bank Claim in accordance with the Bank Loan Documents. In that regard, World shall cause all Stage Proceeds or amounts otherwise due from World to SRLP, the Parent or their affiliates to be forwarded solely to the FRF Concentration Account (or as World may otherwise be directed by the Bank Agent) by automated clearinghouse or electronic transfer.
        All Collections received by the Bank Agent in the FRF Concentration Account shall be paid or delivered by the Bank Agent to World in accordance with the provisions of Section 2.02 hereof.

      SECTION 2.02 Depository Accounts.

      After the occurrence and during the continuance of a Cash Dominion Event, all amounts deposited in the DDAs and the Blocked Accounts shall, at the option of the Bank Agent, be delivered to the FRF Concentration Account. On the date that any funds are transferred to the FRF Concentration Account, SRLP shall deliver a payment allocation to the Bank Agent and World indicating the respective amounts of such funds constituting (i) amounts collected with respect to the SRLP Retained Receivables or proceeds of other Collateral and (ii) Collections of Private Label Assets. Pursuant to such allocation, the Bank Agent shall apply that portion of the funds constituting collections of SRLP Retained Receivables or proceeds of other Collateral to the Bank Claim and shall hold any funds constituting Collections of Private Label Assets in trust for World and immediately transfer such funds to such account as World may instruct in writing. If on any day SRLP has not provided a payment allocation with respect to funds deposited in the FRF Concentration Account on such day, such funds shall remain on deposit in the FRF Concentration Account, until such time as (A) the applicable payment allocation with respect to such funds is provided by SRLP, or (B) World and the Bank Agent shall have agreed in writing upon an allocation of such funds, it being understood that (i) if SRLP shall have failed to deliver a payment allocation for a period of three Business Days, the Bank Agent and World shall cooperate to obtain the information necessary to allocate such funds on deposit in the FRF Concentration Account, and (ii) no funds shall be distributed from the FRF Concentration Account until either SRLP delivers a payment allocation or the Bank Agent and World have agreed in writing upon the allocation of such funds.
      For purposes of determining whether specific amounts collected have been received on account of Private Label Assets or on account of SRLP Retained Receivables, the parties hereto agree as follows:
        All payments made by an Obligor which is obligated to make payments on Private Label Assets but is not obligated to make any payments on SRLP Retained Receivables shall be conclusively presumed to be payments on account of Private Label Assets, and all payments made by an Obligor which is obligated to make payments on SRLP Retained Receivables but is not obligated to make any payments on Private Label Assets shall be conclusively presumed to be payments on account of SRLP Receivables.
        All payments made by an Obligor which is obligated to make payments with respect to both Private Label Assets and SRLP Receivables shall be applied against the specific Receivables, if any, which are designated by such Obligor by reference to the applicable invoice as the Receivables with respect to which such payment is made, or, if no such designation is made, such payments shall be applied against the oldest outstanding Receivables or portion thereof owed by such Obligor to the extent such oldest Receivable or portion thereof is not in dispute.

SECTION 2.03 Independent Credit Investigations. None of World, the Bank Agent or the Lender Parties or any of their respective directors, officers, agents or employees shall be responsible to the other or to any other Person for reporting or determining the solvency or financial condition of SRLP or the Parent, or for reporting or determining the value of the Private Label Assets or the Collateral, or for providing financial statements of either SRLP or the Parent, oral or written, or for the validity, sufficiency or enforceability of the Purchase Agreement, the Program Agreement, the Bank Loan Documents, World's interest in the Private Label Assets or the Bank Agent's interest in the Collateral or any other collateral. The Bank Agent and World have entered into the Bank Loan Documents, the Purchase Agreement and the Program Agreement, respectively, based upon their own independent investigations. None of the Bank Agent, the Lender Parties or World makes any warranty or representation to the other nor does it rely upon any representation of the other in entering into this Agreement.

SECTION 2.04 Accountings. If after the occurrence of a Cash Dominion Event, the Bank Agent, with reasonable cause to do so, requests, World shall furnish the Bank Agent with a copy of any periodic reports related to the Stage Proceeds which reports are furnished to SRLP or the Parent under the Program Agreement.

SECTION 2.05 Limitation on Liability of Parties to Each Other. Except as provided in this Agreement, the Bank Agent and the Lender Parties and their respective affiliates shall have no liability to World or its affiliates, and World and its affiliates shall have no liability to the Bank Agent or the Lender Parties and their respective affiliates, in each case in connection with the transactions described in this Agreement, except in each case for liability arising from the gross negligence or willful misconduct of such party or its representatives. None of the Bank Agent, Lender Parties or World shall have any liability to any other party hereto in each case for consequential or exemplary damages.

SECTION 2.06 Effect upon Bank Loan Documents, Purchase Agreement and Program Agreement. By executing this Agreement, SRLP and the Parent agree to be bound by the provisions hereof as they relate to the relative rights of the Bank Agent and World. Each of SRLP and the Parent acknowledges that the provisions of this Agreement shall not give SRLP or the Parent any substantive rights as against any other Person and that nothing in this Agreement shall amend, modify, change or supersede the terms of (x) the Bank Loan Documents as between SRLP, the Parent, the Bank Agent and the Lender Parties or (y) the Purchase Agreement or the Program Agreement as among SRLP, the Parent and World.

SECTION 2.07 Further Assurances. Each of the parties hereto agrees to take such actions as may be reasonably requested by any other party, whether before, during or after an Enforcement Period, in order to effect the rules of distribution and allocation set forth above in this Article II.

ARTICLE III

MISCELLANEOUS

SECTION 3.01 Notices. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including telex and facsimile communication) and shall be personally delivered or sent by certified mail, postage prepaid, or overnight courier or facsimile, to the intended party at the address or facsimile number of such party set forth below or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective (a) if personally delivered, when received, (b) if sent by certified mail, three Business Days after having been deposited in the mail, postage prepaid, (c) if sent by overnight courier, the Business Days after having been given to such courier, unless sooner received by the addressee and (d) if transmitted by facsimile, when sent, upon receipt confirmed by telephone or electronic means.

If to the Bank:

World Financial Network National Bank

800 Tech Center Drive

Gahanna, Ohio 43230

Facsimile No.: (614) 729-4899

Confirmation No.: (614) 729-4700

Attention: Daniel T. Groomes, President

If to SRLP or the Parent:

Specialty Retailers (TX) LP

10201 Main Street

Houston, TX 77025

Facsimile No.: (713) 660-3358

Confirmation No.: (713) 663-9746

Attention: Mike McCreery, Chief Financial Officer

If to the Bank Agent:

Fleet Retail Finance Inc.

40 Broad Street

Boston, Massachusetts 02108

Facsimile No.: (617) 434-4312

Attention: Daniel T. Platt

Except as otherwise expressly required by this Agreement, no notice shall be required to be given to any Lender Party under any Bank Loan Document, other than to the Bank Agent.

SECTION 3.02 Agreement Absolute. This Agreement shall be and remain absolute and unconditional under any and all circumstances, and no acts or omissions on the part of any other party to this Agreement shall affect or impair the agreement of any party to this Agreement, unless otherwise agreed to in writing by all of the parties hereto. This Agreement shall be applicable both before and after the filing of any petition by or against any of SRLP or the Parent under the Bankruptcy Code and all references herein to any of SRLP or the Parent shall be deemed to apply to a debtor-in-possession or trustee for such party and all allocations of payments among the parties hereto shall, subject to any court order to the contrary, continue to be made after the filing of such petition on the same basis that the payments were to be applied prior to the date of the petition.

SECTION 3.03 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective successors and assigns. The successors and assigns for each of SRLP and the Parent shall include a debtor-in-possession or trustee of or for such party. The successors and assigns for the Bank Agent shall include any successor Bank Agent appointed under the terms of the Bank Loan Documents. Each of the Bank Agent and World agrees to not transfer any interest it may have in the Bank Loan Documents or the Purchase Agreement or Program Agreement, as the case may be, unless such transferee has been notified of the existence of this Agreement and has agreed to be bound hereby.

SECTION 3.04 Third-Party Beneficiaries. The terms and provisions of this Agreement shall be for the sole benefit of the parties hereto and the Lender Parties and their respective successors and assigns and no other Person shall have any right, benefit or priority by reason of this Agreement.

SECTION 3.05 Amendments, Etc. No amendment or waiver of any provision of this Agreement shall in any event be effective unless the same shall be in writing and signed by all the parties hereto, and any such amendment or waiver shall be effective only in the specific instance and or the specific purpose for which given.

SECTION 3.06 Section Titles. The article and section headings contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

SECTION 3.07 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

SECTION 3.08 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopier shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 3.09 Governing Law. THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

SECTION 3.10 Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY COURSE OR CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN), ACTIONS OF ANY OF THE PARTIES HERETO OR ANY OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

WORLD FINANCIAL NETWORK NATIONAL BANK

By: /s/ Daniel T. Groomes

Name: Daniel T. Groomes

Title: President

SPECIALTY RETAILERS (TX) LP,

as Borrower, individually and as Servicer

By: /s/ Richard E. Stasyszen

Name: Richard E. Stasyszen

Title: SVP-Finance and Controller

STAGE STORES, INC.

By: /s/ Richard E. Stasyszen

Name: Richard E. Stasyszen

Title: SVP-Finance and Controller

FLEET RETAIL FINANCE INC.,

as Bank Agent

By: /s/ Daniel Platt

Name: Daniel Platt

Title: Vice President

789093.4